EXHIBIT 99.1

ITEM 7 INFORMATION

The securities being reported on by Ms. Chau Hoi Shuen as a control person are owned indirectly through four separate entities:

(1) Devine Gem Management Limited, a British Virgin Islands company, which owns 202,770,335 ordinary shares and 127,000 American depositary shares each representing 80 ordinary shares, or 4.99%, of TOM Online Inc. ordinary shares. Stravinsky International Limited, a British Virgin Islands company, owns 100% of Devine Gem Management Limited and Ms. Chau Hoi Shuen owns 100% of Stravinsky International Limited.

(2) Schumann International Limited, a British Virgin Islands company, owns 5,800,000 ordinary shares, or 0.13%, of TOM Online Inc. ordinary shares. Cranwood Company Limited, a Liberia company, owns 95% of Schumann International Limited and Ms. Chau Hoi Shuen owns 100% of Cranwood Company Limited.

(3) Handel International Limited, a British Virgin Islands company, owns 3,174,117 ordinary shares, or 0.07%, of TOM Online Inc. ordinary shares. Cranwood Company Limited, a Liberia company, owns 95% of Handel International Limited and Ms. Chau Hoi Shuen owns 100% of Cranwood Company Limited.

(4) Cranwood Company Limited, a Liberia company, owns 198,132,001 ordinary shares and 73,150 American depositary shares each representing 80 ordinary shares, or 4.78%, of TOM Online Inc. ordinary shares. Ms. Chau Hoi Shuen owns 100% of Cranwood Company Limited.

Page 7 of 7 pages